Exhibit 10.13

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made as of December 18, 2008, between Guess?, Inc., a Delaware corporation (the “Company”), and Carlos Alberini (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to that certain Executive Employment Agreement dated as of August 6, 2007 (the “Prior Agreement”).

WHEREAS, the Company and the Executive wish to amend and restate the Prior Agreement upon the terms set forth in this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) effective as of the date hereof.

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique and have been integral to the success of the Company.

WHEREAS, the Company wishes to continue to retain the services of the Executive and anticipates that the Executive’s contribution to the growth and success of the Company will continue to be substantial.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             POSITION/DUTIES.

(a)           During the Employment Term (as defined in Section 2 below), the Executive shall serve as the Company’s President and Chief Operating Officer.  In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall designate that are consistent with the Executive’s position as President and Chief Operating Officer.  The Executive shall report to the Chairman of the Board and to the Chief Executive Officer of the Company.  The Executive shall have authority as is appropriate to carry out his duties and responsibilities as set forth in this Agreement.

(b)           During the Employment Term (as defined below), the Executive shall use the Executive’s best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and shall devote substantially all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to such performance of the Executive’s duties with the Company.  Executive may serve on the board of directors or advisory boards of other non-profit companies or, subject to Board approval, of other for-profit companies, provided that any such service does not create a potential business conflict or the appearance thereof.

(c)           The Company shall not relocate the Executive’s principal place of business outside of the Los Angeles metropolitan area without the Executive’s written consent.

(d)           The Executive shall be provided with appropriate office facilities and support services in the Company’s corporate headquarters in Los Angeles, California in order for the Executive to perform his duties to the Company.

2.             EMPLOYMENT TERM.  The Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on August 6, 2007 (the effective date of the Prior Agreement, referred to herein as the “Effective Date”) and, unless terminated earlier as provided in Section 7 hereof, ending on the last day of the fourth (4th) whole Fiscal Year of the Company commencing on or after the Effective Date (the “Original Employment Term”), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 7 hereof, for successive additional one (1) Fiscal Year periods (the “Additional Terms”), unless, on or before ninety (90) days prior to the expiration of the Original Employment Term or of any Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then-current term (a “Non-Renewal”).

3.             BASE SALARY.  The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than Eight Hundred Thousand Dollars ($800,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board.  No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise.  The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.             ANNUAL INCENTIVE BONUS AND OTHER BONUSES.  During the Employment Term, the Executive shall be eligible to participate in the Company’s annual bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with the Executive’s position.  For each fiscal year of the Company (“Fiscal Year”) that begins on or after February 4, 2007 and ends not later than the expiration of the Employment Term, the Executive shall be eligible to earn an annual cash bonus (the “Bonus”) under the Company’s Annual Incentive Bonus Plan, as amended from time to time (the “Bonus Plan”), and, if appropriate, the Company’s 2004 Equity Incentive Plan, as amended from time to time (the “Equity Plan”), based upon the achievement by the Company and its subsidiaries of performance goals under the Bonus Plan and under the Equity Plan for each such Fiscal Year established by the Compensation Committee of the Board of Directors (the “Compensation Committee”).  The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied.  The range of the Bonus opportunity for each Fiscal Year will be as determined by the Compensation Committee based upon the extent to which such performance goals are achieved, provided that the annual target Bonus opportunity shall be at least 80% of the Executive’s Base Salary (for each such year, the “Target Bonus”), the threshold Bonus for a Fiscal Year shall be one-half the Target Bonus for such year and the maximum Bonus payable pursuant to this Section 4 for any Fiscal Year shall not exceed the amount that is 120% of the Executive’s Base Salary for such year.  The Bonus, if any, payable to the Executive in respect of any Fiscal Year will be paid at the same time that bonuses are paid to other executives of the Company, but in any event within seventy-five (75) days after the conclusion of such Fiscal Year.  After the expiration of the Bonus Plan and the Equity Plan, the Executive’s right to receive future Bonus opportunities under such plan is subject to approval by the stockholders of the Company of a similar successor plan under which such opportunity may be granted.  The Compensation Committee may, in its sole discretion, award additional bonuses to the Executive.

5.             EQUITY BASED INCENTIVE AWARDS.

(a)           EMPLOYMENT INDUCEMENT AWARD.  The Company shall grant the Executive under the Equity Plan as of the Effective Date a Restricted Stock Award (“Restricted Stock”) equal to 150,000 shares of the Company’s common stock subject to the following terms and conditions:

(i)            If, for the third and fourth fiscal quarters of the Company’s 2008 Fiscal Year, considered together as one period (the “Second Half of Fiscal 2008”), or for any one of the four whole Fiscal Years commencing on or after February 3, 2008 during the Original Employment Term, the Company shall record earnings per share (“Earnings per Share”) growth of greater than the Applicable Annual Target as compared to the same fiscal period from the immediately preceding Fiscal Year, then 20% of the Restricted Stock shall become vested as of the first business day following the issuance of the Company’s financial statement for such period, provided the Executive is then employed by the Company.  If the Earnings per Share growth requirement is not met for any such period, all of the shares of the Restricted Stock eligible for vesting for that period shall vest on the first business day following the issuance of the Company’s financial statement for any subsequent Fiscal Year during the Original Employment Term if the cumulative compounded average Earnings per Share growth from the Second Half of Fiscal 2008 through such subsequent Fiscal Year is more than the Applicable Cumulative Target for such subsequent Fiscal Year.  The “Applicable Annual Target” for each of the Second Half of Fiscal 2008 and the first and second whole Fiscal Years that commences on or after February 3, 2008 is a growth in Earnings per Share of 15% or more as compared to the same fiscal period from the immediately preceding Fiscal Year.  The “Applicable Cumulative Target” for each of the Second Half of Fiscal 2008 and the first and second whole Fiscal Years that commences on or after February 3, 2008 is a 15% rate of cumulative compounded average Earnings per Share growth.  For the avoidance of doubt, the Applicable Cumulative Target for the first whole fiscal year commencing on February 3, 2008 shall be calculated by multiplying the sum of (A) the Company’s actual Earnings per Share for the first and second fiscal quarters of the Company’s 2008 Fiscal Year and (B) the Applicable Annual Target of Earnings per Share for the Second Half of Fiscal 2008, by 1.15.  The “Applicable Annual Target” and the “Applicable Cumulative Target” for each of the third and fourth whole Fiscal Years that commences on or after February 3, 2008 will be a rate of Earnings per Share growth and cumulative compounded average Earnings per Share growth, respectively, determined by the Compensation Committee of the Board in its sole discretion not later than the end of the first quarter of such Fiscal Year.

(ii)           For purposes of this Agreement, Earnings per Share shall be equal to the basic earnings per share calculated in accordance with accounting principles generally accepted in the United States and as reported in the Company’s financial statements as filed with the Securities and Exchange Commission, except that certain adjustments may be made for certain non-recurring or unusual non-cash items recognized in accordance with accounting principles generally accepted in the United States including, but not limited to, any write-offs of unamortized deferred financing costs and any asset impairment write-downs, which the Committee determines in its sole discretion to exclude for purposes of this Agreement.

(iii)          The Executive shall have the right to vote the shares of the Restricted Stock, and shall have dividend rights as to such shares, before any forfeiture of the shares of the Restricted Stock and while such shares are restricted.  The number of shares credited to the Executive shall be subject to adjustment in accordance with the provisions of the Equity Plan (for example, in connection with the payment of a stock dividend by the Company).

(iv)          The shares of the Restricted Stock not yet vested or forfeited shall become 100% vested in the event that there is a Change in Control while the Executive is employed by the Company or an affiliate during the Employment Term.  For this purpose, the term “Change in Control” is used as defined in the Equity Plan except that in no event shall a “Change in Control” be triggered pursuant to clause (A) of such term as so defined unless the Acquiring Person becomes the Beneficial Owner of twenty percent (20%) or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its shareholders (other than an Acquiring Person on whose behalf the offer is being made)) in one or more bona fide transactions and such level of ownership of such Common Stock or Combined Voting Power, as applicable, exceeds the aggregate level of ownership of the Marcianos of such Common Stock or Combined Voting Power, respectively.  For purposes of the preceding sentence, “Marcianos” means Maurice Marciano, Paul Marciano, and any trust established in whole or in part for the benefit of one or more of them or their family members, or any other entity controlled by one or more of them, and any other capitalized term used in such sentence is used as defined in the Equity Plan if not otherwise defined in this Agreement.  If the Executive terminates his employment with the Company for “Good Reason” (as defined in Section 7(e) of this Agreement), or is terminated by the Company without “Cause” (as defined in Section 7(c) of this Agreement), the shares of the Restricted Stock not yet vested or forfeited shall become 100% vested.

(v)           In all events other than those previously addressed in Section 5(a)(iv), if the Executive ceases to be an employee of the Company or an affiliate, the Executive shall be vested only as to that percentage of shares of the Restricted Stock which are vested at the time of the termination of his employment and the Executive shall forfeit the right to the shares of the Restricted Stock which are not yet vested on the termination date.  Further, any Restricted Stock which is unvested at the conclusion of the Original Employment Term (after the final vesting determination is made as described in Section 5(a)(i) herein) shall be forfeited and terminate.  Unvested shares of the Restricted Stock that are forfeited shall be immediately transferred to the Company without any payment by the Company, and the Company shall have the full right to cancel any evidence of the Executive’s ownership of such forfeited shares.

(vi)          The Restricted Stock Award shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed upon such awards granted under the Equity Plan.

(b)           PERFORMANCE SHARE AWARDS.  The Company shall grant the Executive under the Equity Plan at the completion of each whole Fiscal Year commencing on and after February 4, 2007 and during the Employment Term shares of the Company’s common stock (“Performance Shares”) based upon the achievement by the Company and its subsidiaries of performance goals under the Equity Plan for each such Fiscal Year established by the Compensation Committee.  The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied.  Performance Shares will be granted for each whole Fiscal Year during the Employment Term at “target” and “stretch” levels of 90% (i.e., $720,000 for fiscal 2008) and 135% (i.e., $1,080,000 for fiscal 2008) of the Executive’s Base Salary for such Fiscal Year.  Performance Shares granted in any particular Fiscal Year will be subject to the standard vesting schedule established by the Compensation Committee for Performance Share grants in that year (the current vesting schedule is a 4-year vesting schedule).  After the expiration of the Equity Plan, the Executive’s right to receive future grants of Performance Shares is subject to approval by the stockholders of the Company of a similar successor plan under which such awards may be granted.

(c)           STOCK OPTION AWARDS.  The Company shall grant the Executive under the Equity Plan at the completion of each whole Fiscal Year commencing on or after February 4, 2007 and during the Employment Term stock options to purchase the Company’s common stock at an exercise price of not less than the fair market value of such stock on the grant date (“Stock Options”) based upon the achievement by the Company and its subsidiaries of performance goals under the Equity Plan for each such Fiscal Year established by the Compensation Committee.  The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied.  Stock Options for each whole Fiscal Year during the Employment Term will be granted at a grant-date Black-Scholes value of 50% of the Executive’s Base Salary for such Fiscal Year (i.e., $400,000 for fiscal 2008).  Stock Options granted in any particular Fiscal Year will be subject to the standard vesting schedule established by the Compensation Committee for Stock Option grants in that year (the current vesting schedule is a 4-year vesting schedule).  After the expiration of the Equity Plan, the Executive’s right to receive future grants of Stock Options is subject to approval by the stockholders of the Company of a similar successor plan under which such awards may be granted.

(d)           DISCRETIONARY GRANTS.  In addition to the employment inducement Restricted Stock, Performance Share and Stock Option Awards under Section 5(a), (b) and (c) above, at the sole discretion of the Board or the Committee, the Executive shall be eligible to participate throughout the Employment Term in such long-term incentive plans and programs as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs.

6.             EMPLOYEE BENEFITS.

(a)           BENEFIT PLANS.  The Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, pension, thrift, Section 401(k), profit sharing, medical coverage, education, or other retirement (including without limitation supplemental executive retirement plans) or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with the Executive’s positions subject to satisfying the applicable eligibility requirements.  The Executive shall at all times during the Employment Term be entitled to participate in the Guess?, Inc. Supplemental Executive Retirement Plan, as in effect on January 1, 2006, and any deferred compensation plan which may be maintained by the Company from time to time.

(b)           VACATION.  The Executive shall be entitled to accrue annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than twenty business days per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.  The Executive shall not be permitted to accrue more than a total of twenty five (25) vacation days at any time.  Once the Executive reaches the maximum accrual, the Executive shall not accrue any additional vacation days until a portion of the Executive’s accrued vacation time is used.

(c)           AUTOMOBILE.  The Company shall continue to provide the Executive with an automobile or an automobile allowance during the Employment Term in a manner consistent with its past practice.

(d)           PERQUISITES.  The Company shall provide to the Executive, at the Company’s cost, all perquisites which other senior executives of the Company are generally entitled to receive in accordance with Company policy as set by the Board from time to time.

(e)           BUSINESS AND ENTERTAINMENT EXPENSES.  Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder.

7.             TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)           DISABILITY.  Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled.  For purposes of this Agreement, “Disabled” and “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles the Executive to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           DEATH.  Automatically on the date of death of the Executive.

(c)           CAUSE.  Immediately upon written notice by the Company to the Executive of a termination for Cause.  “Cause” shall mean (i) the Executive’s conviction or plea of nolo contendere to a felony or any crime involving moral turpitude; (ii) a willful act of theft, embezzlement or misappropriation from the Company; or (iii) a determination by a two-thirds majority of the members of the Board (excluding the Executive from such vote and the denominator) that Executive has willfully and continuously failed to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness), after (A) a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and provides the Executive with the opportunity to correct such failure if, and only if, such failure is capable of cure; and (B) the Executive’s failure to correct such failure which is capable of cure within 30 days of receipt of the demand for performance.  For the avoidance of doubt, the parties expressly agree that only Cause pursuant to Section 7(c)(iii) shall be deemed capable of cure.  Notwithstanding the foregoing, “Cause” shall not include any act or omission that the Executive believes in good faith to have been in or not opposed to the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled).  In the event that the Board has so determined in good faith that Cause exists, the Board shall have no obligation to terminate the Executive’s employment if the Board determines in its sole discretion that such a decision not to terminate the Executive’s employment is in the best interest of the Company.

(d)           WITHOUT CAUSE.  Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability prior to age sixty-five (65).

(e)           GOOD REASON.  Upon written notice by the Executive to the Company of termination for Good Reason unless the reasons for any proposed termination for Good Reason are remedied in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company.  “Good Reason” means the occurrence of any one or more of the following events prior to age sixty-five (65) unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i)            Any material breach of this Agreement by the Company, including:

(A)          the failure of the Company to pay the compensation and benefits set forth in Sections 3 through 6 of this Agreement;

(B)           any material adverse change in the Executive’s status, position or responsibilities as President and Chief Operating Officer of the Company;

(C)           causing or requiring the Executive to report to anyone other than the Board, the Chairman of the Board or the Chief Executive Officer; or

(D)          assignment of duties materially inconsistent with his position and duties described in this Agreement;

(ii)           the failure of the Company to assign this Agreement to a successor to all or substantially all of the business or assets of the Company or failure of such a successor to the Company to explicitly assume and agree to be bound by this Agreement;

(iii)          requiring the Executive to be principally based at any office or location outside of the Los Angeles metropolitan area;

(iv)          purported termination of the Executive’s employment for “Cause” in a bad faith violation of the substantive and procedural requirements of Section 7(c); or

(v)           a termination of employment by the Executive for any reason or no reason during the 30-day period commencing 6 months after a Change in Control.

(f)            BY EXECUTIVE WITHOUT GOOD REASON.  Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8.             CONSEQUENCES OF TERMINATION.  Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates.  Except to the extent otherwise provided in this Agreement, all benefits and awards under the Company’s compensation and benefit programs shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded.  The following amounts and benefits shall be due to the Executive:

(a)           DISABILITY.  Upon such termination, the Company shall pay or provide the Executive with the Accrued Amounts (defined in Section 8(f) below).  The Executive will also be paid a pro-rata portion of the Executive’s Bonus for the performance year in which the Executive’s termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-five (75) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).

(b)           DEATH.  In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts.  The Executive’s estate (or beneficiary) will also be paid a pro-rata portion of the Executive’s Bonus for the performance year in which the Executive’s termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-five (75) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).

(c)           TERMINATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON.  If the Executive’s employment should be terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.  In addition, the Company, at its election, shall have the option in its full and absolute discretion to retain the Executive as a consultant for a one-year period following the last day of the Employment Term (the “Consulting Period”), with the terms of such consultancy to be governed by the terms of the consulting agreement attached as Appendix A below.

(d)           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  If the Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination due to Disability or death) or by the Executive for Good Reason, the Company shall pay or provide the Executive with

(i)            the Accrued Amounts;

(ii)           a pro-rata portion of the Executive’s Bonus for the performance year in which the Executive’s termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-five (75) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365); and

(iii)          an amount equal to the sum of the Executive’s Base Salary and the then Target Bonus; provided, however, that in the event such termination under this Section 8(d), whether by the Company without Cause or by the Executive for Good Reason, occurs following a Change in Control and prior to the expiration of the Original Employment Term, the amount payable under this clause (iii) shall be an amount equal to two times the sum of the Executive’s Base Salary and the then Target Bonus, in either case payable in a single lump sum.

Subject to Section 19(a), the payment provided for in this Section 8(d)(iii) (to the extent provided therein) shall be paid to the Executive in the month immediately following the month in which the Executive’s termination of employment occurs, provided that the date of the Executive’s termination of employment occurs on the same date as the Executive’s “separation from service” (within the meaning of Section 409A and after giving effect to the presumptions set forth in Treasury Regulations Section 1.409A-1(h)(1)(ii)) from the Company and its subsidiaries, otherwise such amount shall be paid to the Executive in the month immediately following the month in which the Executive incurs such a “separation from service.”  Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to provide any of the monetary payments and/or benefits provided for in this Section 8(d) (other than Accrued Amounts) unless and until the Executive executes an effective general release of all claims in favor of the Company in a form acceptable to the Company (the “Release”) and delivers such executed Release to the Company within twenty-one (21) days following the date of his “separation from service.”  For the avoidance of doubt, the Executive’s execution of the Release is a condition precedent to any obligation of the Company to provide the monetary payments and/or benefits provided for in this Section 8(d) (other than Accrued Amounts).

In addition, the Company, at its election, shall have the option in its full and absolute discretion to retain the Executive as a consultant for a one-year period following the last day of the Employment Term, with the terms of such consultancy to be governed by the terms of the consulting agreement attached as Appendix A below

(e)           NON-RENEWAL.  Upon a termination as a result of a Non-Renewal at the expiration of the Employment Term, the Company shall pay to the Executive any Accrued Amounts.  In addition, the Company, at its election, shall have the option in its full and absolute discretion to retain the Executive as a consultant for a one-year period following the last day of the Employment Term, with the terms of such consultancy to be governed by the terms of the consulting agreement attached as Appendix A below.

(f)            DEFINITION OF ACCRUED AMOUNTS.  As used in this Agreement, “Accrued Amounts” shall mean:

(i)            any unpaid Base Salary through the date of the Executive’s termination and any accrued vacation in accordance with Company policy, which shall be paid not later than the next regularly scheduled payroll date following the date of termination;

(ii)           any unpaid Bonus earned with respect to any Fiscal Year ending on or preceding the date of the Executive’s termination, which shall be paid at the time that annual Bonuses for such Fiscal Year are paid to other senior executives, but in any event within seventy-five (75) days after the conclusion of the Fiscal Year to which such Bonus relates;

(iii)          reimbursement due to the Executive pursuant to the terms of Section 6(e) for any unreimbursed business expenses incurred through the date of termination, which shall be paid as soon as practicable but in all events no later than thirty (30) days following the date of termination or, if later, promptly following the Executive’s request for reimbursement of such expenses and upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policy subject to the time limitations of Section 19(c); and

(iv)          all other payments, benefits or perquisites to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, which in each case shall be paid in accordance with the terms and conditions of the applicable arrangement, plan, program, grant or agreement.

9.             CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION.

(a)           CONFIDENTIALITY.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b)           NON-COMPETITION.  During the Executive’s employment with the Company and during the Consulting Period, if any, the Executive shall not, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, compete with the Company or any of its affiliates or subsidiaries in any business in which any of them is engaged while the Executive is employed with Company, including, without limitation, the design, marketing, distribution and licensing of apparel, accessories and related consumer products (such businesses are hereinafter referred to as the “Business”), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business.  During the Consulting Period, if any, the restrictions imposed by this Section 9(b) shall not apply to any business in which the Company or its affiliates and subsidiaries were not engaged at the time of termination of the Executive’s employment hereunder or to any geographic area in which the Company or its affiliates and subsidiaries were not engaged in the Business at the time of termination.

(c)           NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS.  During the Executive’s employment with the Company and during the Consulting Period, if any (and, in the event of a termination by the Company for Cause or by the Executive other than for Good Reason, for a period of twenty-four (24) months following the date of such termination), the Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or their affiliates to divert their business to any business, individual, partner, firm, corporation or other entity that is then a direct competitor of the Company or its subsidiaries or their affiliates (each such competitor, a “Competitor of the Company”); provided, however, that if the Executive is employed by customers or suppliers of the Company following his termination of employment and such employment does not violate Section 9(b) hereof, the normal execution of his duties in connection with such employment shall not constitute a violation of this Section 9(c).

(d)           NON-SOLICITATION OF EMPLOYEES.

(i)            The Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or their affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company and its subsidiaries or their affiliates.

(ii)           The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company and its subsidiaries.

(iii)          The Executive agrees that, during the Executive’s employment with the Company and for a period of twenty-four (24) months following the date of termination, he will not, directly or indirectly, solicit or recruit any employee of the Company or its subsidiaries or their affiliates for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company and its subsidiaries or their affiliates to any other person.

(e)           REMEDIES.  In the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.  Without limiting the foregoing and in addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in this Section 9, all benefits and payments payable pursuant to Section 8 hereof shall cease.

10.          NO ASSIGNMENT.

(a)           This Agreement is personal to each of the parties hereto.  Except as provided in Section 10(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b)           The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

11.          NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

on the records of the Company

If to the Company:

Guess?, Inc.

1444 South Alameda Street

Los Angeles, California 90021

Attention:  General Counsel

Facsimile No.:   (213) 744-7821

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.          SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control over such Other Provision to the extent that the terms of this Agreement are more beneficial to the Executive.

13.          SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.  One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

15.          DISPUTE RESOLUTION.  In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement), other than with respect to relief sought by the Company at its option in a court of appropriate jurisdiction pursuant to Section 9(e) hereof, whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below.  Any Dispute shall be settled exclusively by arbitration, conducted before a single arbitrator in Los Angeles, California, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect.  The parties agree to (i) appoint an arbitrator who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (ii) require the testimony to be transcribed; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision.  The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party.  The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties.  If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request the American Arbitration Association name a panel of five (5) arbitrators.  The Company shall strike the names of two (2) off this list, the Executive shall also strike two (2) names, and the remaining name shall be the arbitrator.  The parties shall stipulate that arbitration shall be completed within ninety (90) days.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall bear the costs of the arbitrator and any related forum fee.

16.          INDEMNIFICATION.  The Company hereby agrees to indemnify the Executive in accordance with the indemnification provisions set forth in the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, in each case as amended.

17.          LIABILITY INSURANCE.  The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

18.          MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  Notwithstanding the foregoing, the Company’s rights pursuant to any confidentiality, proprietary information, assignment of inventions or similar agreement shall survive and continue in effect.

19.          SECTION 409A.  Notwithstanding anything in this Agreement or elsewhere to the contrary:

(a)           If the Executive is a “specified employee” as determined pursuant to Section 409A as of the date of the Executive’s “separation from service” (within the meaning of Section 409A) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment or benefit shall be delayed until the earlier of (i) the date which is six (6) months after his “separation from service” for any reason other than death, or (ii) the date of the Executive’s death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.  Any payment or benefit otherwise payable or to be provided to the Executive upon or in the six (6) month period following the Executive’s “separation from service” that is not so paid or provided by reason of this Section 19(a) shall be accumulated and paid or provided to the Executive, as soon as practicable (and in all events within 15 days) after the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, as soon as practicable, and in all events within 15 days, after the date of the Executive’s death) together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment or benefit should otherwise have been provided.

(b)           It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A.  This Agreement shall be construed and interpreted consistent with that intent.

(c)           Any reimbursement payment due to the Executive under Section 6(e) shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  Any reimbursement payment due to the Executive pursuant to such provision and the provision of any taxable benefits to the Executive under Sections 6(d) and 6(e) are not subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement or such benefits that the Executive receives in one taxable year shall not affect the expenses eligible for reimbursement or the amount of such benefits that the Executive receives in any other taxable year.

20.          FULL SETTLEMENT.  Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive.  In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

21.          REPRESENTATIONS.  Except as otherwise disclosed to the Company in writing, the Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

22.          WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

23.          NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any restricted stock unit or other agreement with the Company or any of its affiliated companies.  Except as otherwise provided herein, amounts and benefits which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the date of termination shall be payable in accordance with such plan or program.

24.          SURVIVAL.  The respective obligations of, and benefits afforded to, the Company and Executive that by their express terms or clear intent survive termination of Executive’s employment with the Company, including, without limitation, the provisions of Sections 8, 9, 10, 15, 16, 17, 19, 20 and 22 of this Agreement, will survive termination of Executive’s employment with the Company, and will remain in full force and effect according to their terms.

25.          AGREEMENT OF THE PARTIES.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GUESS?, INC.

By:	/s/ Maurice Marciano
Name:	Maurice Marciano
Its:	Chairman of the Board

CARLOS ALBERINI

By:	/s/ Carlos Alberini

APPENDIX A

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated this       th day of                          20     by and between Guess?, Inc. (the “Company”) and Carlos Alberini (“Alberini”).

WITNESSETH:

WHEREAS, Alberini has served as the Company’s President and Chief Operating Officer;

WHEREAS, Alberini will no longer serve as the Company’s President and Chief Operating Officer (the effective date of such termination of service is referred to as the “Termination Date”) but has agreed to provide consulting services to the Company as the Board of Directors of the Company (the “Board”) may reasonably consider appropriate; and

WHEREAS, the parties desire to set forth their respective rights and obligations regarding Alberini’s consulting arrangement.

NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.             Consulting Period.  The Company agrees to retain Alberini as a consultant to provide the services described in Section 2 below from the Termination Date until the first anniversary of the Termination Date (the “Consulting Period”), as provided in this Consulting Agreement.

2.             Consulting Services.  Alberini shall provide such consulting services to the Company as reasonably requested by the Board from time to time; provided that Alberini and the Company agree that in no event will the Company require, nor will Alberini perform, a level of services during the Consulting Period that would result in Alberini not having had a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) from the Company and its subsidiaries as of the date his employment by the Company terminated.  These services may include but are not limited to performing any transition and integration services related to the Company’s business and cooperating with the Company regarding any litigation initiated involving matters of which Alberini has particular knowledge.  Alberini agrees to be available up to seven days per month during the Consulting Period to perform the Consulting Services.  The Consulting Services will be performed at such times as are reasonably requested by the Company after reasonable consultation with Alberini.  Alberini shall provide these services in Los Angeles, California, provided that Alberini shall be required to travel for business and client meetings as reasonably requested by the Company.

3.             Fees.  As compensation for the Consulting Services, the Company shall pay Alberini fifty percent of Alberini’s Base Salary as of the Termination Date per annum during the Consulting Period.  Fees shall be paid monthly in arrears by the 15th day of the following month.  Alberini shall not be entitled to participate, and shall not participate in any employee benefit plan providing benefits to Company employees, whether presently in force or adopted subsequent to this Consulting Agreement, with respect to his Consulting Services.  Notwithstanding the foregoing, Alberini shall retain all compensation and benefits that continue past his Termination Date pursuant to the terms of his Amended and Restated Employment Agreement with the Company dated December 18, 2008 or otherwise.  All reasonable and necessary business expenses incurred by Alberini in the performance of the Consulting Services shall be promptly reimbursed by the Company in accordance with the Company’s standard expense reimbursement policies applicable to independent contractors.

4.             Status.  Alberini acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor.  Alberini hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose following his termination of employment at the Termination Date except as provided under his Employment Agreement.  The parties hereby acknowledge and agree that the compensation provided for in Section 3 shall represent fees for Consulting Services provided by Alberini as an independent contractor, and shall be paid without any deductions or withholdings for taxes.

5.             Retained Property.  During the Consulting Period, Alberini shall retain all property of the Company in his possession, including, but not limited to, credit cards, security key cards, telephone cards, car service cards, computer software or hardware, Company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company.

6.             Assignability.  Alberini may not assign or transfer this Consulting Agreement or any of Alberini’s rights, duties or obligations hereunder.  The Company may assign this Consulting Agreement to any person or entity acquiring all or substantially all of the assets (by merger or otherwise) of the Company so long as such person, entity or affiliate assumes the Company’s obligations hereunder.

7.             Entire Agreement.  This Consulting Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to engaging Alberini as a consultant to the Company.  This Consulting Agreement may not be changed or amended orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

8.             Divisibility.  If any one or more of the provisions of this Consulting Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions and other application thereof shall not in any way be affected or impaired.

9.             Applicable Law.  This Consulting Agreement shall be governed by, and the rights and obligations of the parties determined in accordance with, the laws of the State of California as in effect for contracts made and to be performed in the State of California.

10.           Survival.  All of the Company’s obligations hereunder shall survive the termination of this Consulting Agreement.

11.           Counterparts.  This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same Consulting Agreement.

12.           Section 409A.  It is intended that any amounts payable under this Agreement and the Company’s and Alberini’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A.  This Agreement shall be construed and interpreted consistent with that intent.

IN WITNESS WHEREOF, the undersigned have duly executed this Consulting Agreement as of the day and year first above written.

CARLOS ALBERINI

COMPANY

By:

Its: